EXHIBIT 2.1

March 20, 2013

Energy Transfer Partners, L.P.
3738 Oak Lawn
Dallas, TX 72519
Re: Contribution and Redemption Agreement
Dear Sirs:
Reference is made to the Contribution and Redemption Agreement, dated as of October 15, 2011, as amended (the “Contribution Agreement”), by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Heritage ETC, L.P. and AmeriGas Partners, L.P. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Contribution Agreement.
The Parties hereby agree that, for purposes of determining the “tax detriment” to Contributor’s unitholders referred to in paragraph 3 of Schedule 5.29(e)(iv) to the Contribution Agreement, it shall be assumed that each of such unitholders is subject to tax with respect to any net taxable income or gain that is recognized at an aggregate tax rate of 20%. For the avoidance of doubt, except to the extent modified hereby, all other terms and conditions of Section 5.29 of the Contribution Agreement and the related Schedules shall remain in full force and effect.

The Parties hereby agree that this letter agreement shall be deemed to amend the Contribution Agreement in accordance with Section 10.1 thereof. This letter agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument and any Party may execute this letter by signing any such counterpart.

This letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The Parties irrevocably submit to the exclusive jurisdiction of (a) the Delaware Court of Chancery, and (b) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any Proceeding arising out of this letter agreement or the transactions contemplated hereby (and each agrees that no such Proceeding relating to this letter agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this letter agreement or the transactions contemplated hereby in (i) the Delaware Court of Chancery, or (ii) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties also agrees that any final and non appealable judgment against a Party in connection with any Proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

If the foregoing correctly reflects the understanding and agreement among us, please execute a copy of this letter in the space provided below and return it to the undersigned.
[Signature page follows.]
Very truly yours,
AMERIGAS PARTNERS, L.P.
By: AmeriGas Propane, Inc., its general partner

By: /s/ Steven A. Samuel ___________________
Name: Steven A. Samuel
Title: Vice President – Law and General Counsel

ACCEPTED AND AGREED:
ENERGY TRANSFER PARTNERS, L.P.
By: Energy Transfer Partners GP, L.P., its general partner
By: Energy Transfer Partners, L.L.C., its general partner
By: /s/ Thomas P. Mason_______________________
Name:    Thomas P. Mason
Title:     Senior Vice President, General Counsel and
    Secretary

ENERGY TRANSFER PARTNERS GP, L.P.
By: Energy Transfer Partners, L.L.C., its general partner
By: /s/ Thomas P. Mason_______________________
Name:    Thomas P. Mason
Title:     Senior Vice President, General Counsel and
    Secretary

HERITAGE ETC, LP
By: Heritage ETC GP, LLC, its general partner
By: /s/ Thomas P. Mason_______________________
Name:    Thomas P. Mason
Title:     Senior Vice President, General Counsel and
    Secretary

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